SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                              Photon Dynamics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0007193641
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)








                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 16

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0007193641                                            13 G                   Page 2 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     U.S. Venture Partners III, A California Limited Partnership ("USVP III")
                     Tax ID Number:    94-3038926
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         74,569 shares,  except that BHMS Partners III, A California, Limited
           BENEFICIALLY                      Partnership ("BHMS III"), the general partner of USVP III, and Bowes,
     OWNED BY EACH REPORTING                 Federman,  Krausz,  Vogel and Young, the general partners of BHMS III,
             PERSON                          may be deemed to have shared  voting power with respect to such shares.
              WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             74,569 shares,  except that BHMS III, the general  partner of USVP III, and Bowes,  Federman,  Krausz, Vogel and Young, the general partners of
                                             BHMS III, may be deemed to have shared  dispositive  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       74,569
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.07%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0007193641                                            13 G                   Page 3 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Second Ventures Limited Partnership ("SVLP")
                     Tax ID Number:    94-3060758
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         12,205 shares, except that BHMS III, the general partner of SVLP, and
            BENEFICIALLY                     Bowes, Federman,  Krausz, Vogel and Young, the general partners of
     OWNED BY EACH REPORTING                 BHMS III, may be deemed to have shared voting power with respect to
              PERSON                         such shares.
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             12,205 shares,  except that BHMS III, the general  partner of SVLP, and
                                             Bowes, Federman,  Krausz, Vogel and Young, the general partners of BHMS
                                             III,  may be deemed to have shared  dispositive  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       12,205
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.18%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0007193641                                            13 G                   Page 4 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     USV Entrepreneur Partners, A California Limited Partnership ("USVEP")
                     Tax ID Number:    94-3050240
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         877 shares,  except BHMS III, the general partner of USVEP, and  Bowes,
            BENEFICIALLY                     Federman,  Krausz,  Vogel and  Young,  the general partners of BHMS III,
     OWNED BY EACH REPORTING                 may be deemed to have shared voting power with respect to such shares.
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             877 shares,  except that BHMS III,  the general  partner of USVEP,  and
                                             Bowes, Federman,  Krausz, Vogel and Young, the general partners of BHMS
                                             III,  may be deemed to have shared  dispositive  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       877
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.01%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0007193641                                            13 G                   Page 5 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     BHMS Partners III, A California Limited Partnership ("BHMS III")
                     Tax ID Number:    94-3038927
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------------------------------- -------- -----------------------------------------------------------------------

         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares.
  OWNED BY EACH REPORTING PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  BHMS III is the general partner of USVP III, SVLP, and
                                             USVEP and may be deemed to have  shared  voting  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             87,651  shares,  of which 74,569 Shares are directly owned by USVP III,
                                             12,205 Shares are directly  owned by SVLP,  and 877 Shares are directly owned by USVEP.  BHMS III is the general partner of USVP III, SVLP, and
                                             USVEP and may be deemed to have shared  dispositive  power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       87,651
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.26%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0007193641                                            13 G                   Page 6 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William K. Bowes, Jr. ("Bowes")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  Bowes is a general  partner of BHMS III,  the  general partner of USVP III, SVLP, and USVEP,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  Bowes is a general  partner of BHMS III,  the  general partner of USVP III, SVLP, and USVEP,  and may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       87,651
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.26%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0007193641                                            13 G                   Page 7 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Irwin Federman ("Federman")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  Federman is a general partner of BHMS III, the general partner of USVP III, SVLP, and USVEP,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             8,000 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  Federman is a general partner of BHMS III, the general partner of USVP III, SVLP, and USVEP,  and may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       87,651
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.26%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0007193641                                            13 G                   Page 8 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Steven M. Krausz ("Krausz")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         5,000 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  Krausz is a general  partner of BHMS III,  the general partner of USVP III, SVLP, and USVEP,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             5,000 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  Krausz is a general  partner of BHMS III,  the general partner of USVP III, SVLP, and USVEP,  and may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       92,651
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.33%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0007193641                                            13 G                   Page 9 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Dale J. Vogel ("Vogel")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  Vogel is a general  partner of BHMS III,  the  general partner of USVP III, SVLP, and USVEP,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  Vogel is a general  partner of BHMS III,  the  general partner of USVP III, SVLP, and USVEP,  and may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       87,651
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.26%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0007193641                                            13 G                  Page 10 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Phillip M. Young ("Young")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  Young is a general  partner of BHMS III,  the  general partner of USVP III, SVLP, and USVEP,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             87,651  shares,  of which 74,569 shares are directly owned by USVP III,
                                             12,205 shares are directly  owned by SVLP,  and 877 shares are directly owned by USVEP.  Young is a general  partner of BHMS III,  the  general partner of USVP III, SVLP, and USVEP,  and may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       87,651
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.26%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                  This is an  amendment  and  restatement  to the  Statement  on
                  Schedule 13G (the "Original Statement") filed by U.S. Venture Partners III, A California Limited Partnership ("USVP III"), Second Ventures Limited Partnership ("SVLP"), USV Entrepreneur Partners, A California Limited Partnership ("USVEP"), BHMS Partners III, A California Limited Partnership ("BHMS III"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Phil S. Schlein ("Schlein"), Dale
                  J. Vogel ("Vogel"), and Phillip M. Young ("Young") (collectively referred to as the "Reporting Persons").


ITEM 1(a).        NAME OF ISSUER:

                  Photon Dynamics, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1504 McCarthy Boulevard
                  Milpitas, CA  95035
                  (408) 433-3922

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by U.S. Venture Partners III, A California Limited Partnership ("USVP III"), Second Ventures Limited Partnership ("SVLP"), USV Entrepreneur Partners, A California Limited Partnership ("USVEP"), BHMS Partners III, A California Limited Partnership ("BHMS III"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Dale J. Vogel ("Vogel"), and Phillip M. Young
                  ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons.

                  BHMS III is the general partner of USVP III, SVLP and USVEP, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP III, SVLP and USVEP. Bowes, Federman, Krausz, Vogel and Young are general partners of BHMS III, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP III, SVLP and USVEP.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  USVP  III,   USVEP  and  BHMS  III  are   California   Limited
                  Partnerships, SVLP is a Panama Limited Partnership and Bowes, Federman, Krausz, Vogel and Young are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 0007193641

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                     (a)   Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                     (b)   Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                     (c)   Number of shares as to which such person has:


                           (i)   Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii)  Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:                         [X]

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                                   Page 14 of 19
                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997



U.S. Venture Partners III,                /s/ Michael P. Maher
A California Limited Partnership          -------------------------------------
By BHMS III,                              Signature
A California Limited Partnership
Its General Partner                       Michael P. Maher
                                          Chief Financial Officer/
                                          Attorney-In-Fact


Second Ventures Limited Partnership       /s/ Michael P. Maher
By BHMS III,                              -------------------------------------
A California Limited Partnership          Signature
Its General Partner
                                          Michael P. Maher
                                          Chief Financial Officer/
                                          Attorney-In-Fact


U.S.V. Entrepreneur Partners,             /s/ Michael P. Maher
A California Limited Partnership          -------------------------------------
By BHMS III,                              Signature
A California Limited Partnership
Its General Partner                       Michael P. Maher
                                          Chief Financial Officer/
                                          Attorney-In-Fact


BHMS Partners III,                        /s/ Michael P. Maher
A California Limited Partnership          -------------------------------------
                                          Signature

                                          Michael P. Maher
                                          Chief Financial Officer/
                                          Attorney-In-Fact


William K. Bowes                          /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact

Irwin Federman                            /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact


Steven M. Krausz                          /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact


Dale J. Vogel                             /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact


Phillip M. Young                          /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact

                                 EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   17

Exhibit B:  Reference to Michael P. Maher as Attorney-in-Fact           19

                                   EXHIBIT A

                       AGREEMENT RELATING TO JOINT FILING
                                 OF SCHEDULE 13G

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Photon Dynamics, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

                  This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned are members of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

Date:  February 10, 1995


U.S. Venture Partners III,                /s/ Michael P. Maher
A California Limited Partnership          -------------------------------------
By BHMS Partners III,                     Signature
A California Limited Partnership
Its General Partner                       Michael P. Maher
                                          Chief Financial Officer/
                                          Attorney-In-Fact


Second Ventures Limited Partnership       /s/ Michael P. Maher
By BHMS Partners III,                     -------------------------------------
A California Limited Partnership          Signature
Its General Partner
                                          Michael P. Maher
                                          Chief Financial Officer/
                                          Attorney-In-Fact


U.S.V. Entrepreneur Partners,             /s/ Michael P. Maher
A California Limited Partnership          -------------------------------------
By BHMS Partners III,                     Signature
A California Limited Partnership
Its General Partner                       Michael P. Maher
                                          Chief Financial Officer/
                                          Attorney-In-Fact


BHMS Partners III,                        /s/ Michael P. Maher
A California Limited Partnership          -------------------------------------
                                          Signature

                                          Michael P. Maher
                                          Chief Financial Officer/
                                          Attorney-In-Fact


Phil M. Young                             /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact

                                                             Page 18 of 19 Pages




Phil S. Schlein                           /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact


Phil M. Young                             /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact


Irwin Federman                            /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact


Dale J. Vogel                             /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact


William K. Bowes                          /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact


Steven M. Krausz                          /s/ Michael P. Maher
                                          -------------------------------------
                                          Michael P. Maher
                                          Attorney-In-Fact

                                                             Page 19 of 19 Pages



                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT



                  Michael  P.  Maher  has  signed  the  enclosed   documents  as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.